Exhibit 99.2

<Genesys Conference Call>
<Confirmation Number: 271139>
<Date: October 15, 2003>
<Time: 1:00 p.m. EST>
<Header: Huntington Bancshares>
<Host: Jay Gould>
<Length of Call: 55:00>

OPERATOR: Good day, ladies and gentlemen. Welcome to the Huntington Bancshares third quarter earnings conference call. At this time, all participants are in a listen-only mode. Later we will conduct a question-and-answer session and instructions will follow at that time. If anyone should require assistance during the conference, please press star then zero on your touch-tone telephone. As a reminder this conference call is being recorded. I would now like to turn the conference over to your host, Mr. Jay Gould, Director of Investor Relations. Mr. Gould, you may begin.

JAY GOULD, HUNTINGTON BANCSHARES DIRECTOR OF INVESTOR RELATIONS: Thank you, Chris. And again, welcome everybody to today’s conference call. Before formal remarks, there are the usual housekeeping items. Copies of the slides we will be reviewing can be found on our web site, www.huntington.com, and this call is being recorded and will be available as a rebroadcast starting about an hour from the close of the call through the end of the month. Please call the investor relations department at (614)480-5676 for more information on how to access the recordings or play back, or should you have difficulty getting copies of the slides. Today’s discussion, including the Q&A period, may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 95. Such statements are based on information and assumptions available at this time and are subject to change, risks and uncertainties, which may cause actual results to differ materially. We assume no obligation to update such statements. For complete discussion of risks and uncertainties, please refer to the slide in today’s presentation, and material filed with the SEC including our most recent form 10K, 10-Q’s and 8K filings.

So let’s begin. Presenting during today’s call will be Tom Hoaglin, Chairman, President and CEO, and Mike McMennamin, Vice Chairman and Chief Financial Officer. Also present for the Q&A period is Nick Stanutz, Executive Vice President and head of our dealer sales side of business and Tim Barber, Senior Vice President of credit risk management.

On slide two, we note several aspects of the basis of today’s presentation. I encourage you to read this, but let me point out a couple of key disclosures related to the basis of the presentation. First, all the prior period data contained in this presentation reflects the restatement we announced this morning. Second this presentation contains GAAP financial measures as well as non-GAAP financial measures where we believe it helpful to understanding Huntington’s results of operation or financial position. Where non-GAAP financial measures are used the comparable GAAP financial measure as well as the reconciliation to the comparable GAAP financial measure can be found in the slide presentation or in the quarterly financial review supplement to the 2003 third quarter earnings press release, which, as I noted earlier, can be found on our web site, www.huntington.com. Also certain performance data we will review are shown on an annualized basis and in the discussion of net interest income we do it on a fully taxable equivalent basis. Further, we relate certain one-time revenue and expense items on an after tax per share basis. Many of you are familiar with these terms and their usage but for those of you who are not we provide the definitions and rationale for the usage on this slide. Today’s presentation will take about 40 to 45 minutes. We want to get to your questions so let me turn it over to Tom.

THOMAS HOAGLIN, HUNTINGTON BANCSHARES PRESIDENT AND CEO: Thank you, Jay, welcome everyone. Thanks again for joining us today. Turning to slide three, I’ll begin with a review of the significant third quarter events and highlights. Mike will then follow with an update on the earnings restatement and other accounting actions announced today and then the usual in-depth review of the quarter’s financial performance. I’ll then wrap up the session with some closing comments.

Before we begin the formal presentation, however, I wanted to thank all of our investors for their patience with us. The last six months have been difficult. We found out in early April, two weeks before we were to announce first quarter earnings that the accounting we’ve been using for the auto lease portfolio for over 20 years was in error. We worked almost around the clock to correct the error and restated the accounting for 150,000 auto leases in our first quarter results, all within a two-week period. Following the first quarter earnings restatement, and allegations of a former employee, we were notified that the SEC was going to conduct a formal investigation. We have cooperated fully with the ongoing investigation.

We had hoped to address certain accounting issues related to the SEC investigation, including the possible retroactive application of deferral accounting in our second quarter earnings release. However, we were unable to pull together the historical financial information and complete the analysis necessary to arrive at a final conclusion on this issue in time for the July 17 earnings release. Nevertheless, we made a decision that in second quarter results we would correct other timing errors that had been identified and that we would continue to develop the necessary historical information and complete the analysis to address the retroactive deferral accounting issues. We completed that process in the third quarter, along with an internal accounting review. So today we announce the restatement of prior period financials to correct timing errors by the retroactive application of deferral accounting for loan origination fees and costs, and to correct some other timing errors identified during the accounting review. We’ll discuss these in detail in a few moments. While the last six months have been challenging, we’ve made positive changes in our financial reporting, accounting, and governance processes.

For example, we put in place strengthened procedures and practices to assure rigorous compliance with accounting standards and policies. Our external reporting is more transparent. And the audit committee now is apprised of final closing entries each quarter and approves accounting policy changes. With the announcements of today, we’ve addressed all accounting-related issues known to us related to the SEC investigation or issues identified in our internal accounting review. It’s very important, however, not to be distracted from a lot of positive activities that are occurring at Huntington. We tried to convey some of those to you at our September investor conference in New York. We feel we’re taking the steps to make Huntington the type of company both you and we want it to be. That is, a well-managed, high-performing financial institution with the quality of financial reporting and transparency that meets the needs of our shareholders, customers and associates.

Again, thanks for your patience with us. Let’s turn to slide four to begin the review of the quarter. This slide reviews key events and highlights of the quarter. The first item details the cumulative impact in retained earnings to correct income and expense recognition timing errors which collectively add up to $66 million. This is in addition to the $30 million cumulative reduction to equity announced on July 17 to correct five timing errors. As shown here, $4 million of the $66 million reduction to equity was to correct the amount announced July 17 related to the automobile debt cancellation product. $55 million corrected timing errors by the retroactive application of deferral accounting for loan and lease origination fees and costs. Results of all prior periods now reflect, and future periods will reflect, deferral accounting for loan and lease origination fees and costs. The remaining $7 million impact corrected the timing of income recognition of a 1998 sale lease back transaction. Two additional timing errors, which had no cumulative effect on equity, were identified during an internal review of accounting procedures. The first was the recognition of a gain on an interest rate swap initiated in 1992 and sold in 2000. And the second related to income recognition on bank-owned life insurance income in 2001 and 2002.

As announced last quarter, we adopted FASB interpretation Number 46, or FIN 46, effective July the first. The most significant impact of this adoption was the consolidation of a $1 billion auto loan securitization, which impacted a number of line items and ratios in our results, we’ll guide you through these as we review the results. Adopting FIN 46 also required the deconsolidation of two subsidiary trusts used to raise regulatory capital through the issuance of trust-preferred securities. This deconsolidation had no earnings impact but eliminated $300 million of trust preferred capital securities from our balance sheet and added a like amount to our subordinated debt. This was really just a change in balance sheet geography with no impact on the regulatory capital ratios.

We also completed the sale of four West Virginia branch offices during the quarter, which resulted in a pre-tax $13 million gain. As noted in my opening remarks, there are good things going on at the company. And this includes our financial performance during the quarter as recapped on Slide 5. We reported earnings per share of $0.39, or $0.45 before the cumulative impact of the change in accounting principle, which represented the adoption of FIN 46.

Loans and leases grew at a 5% annualized rate from the second quarter, excluding the impact of the billion dollars of securitized auto loans that FIN 46 brought back on the balance sheet. This growth rate was lower than otherwise would be the case because of the third quarter impact of auto loans sold in the second quarter. The quarter saw very good annualized growth rates in home equity loans, up 17%, residential mortgages up 40%, small business loans up 7%, and commercial real estate loans up 15%. In contrast, C&I loans, excluding small business loans, declined significantly reflecting our efforts to reduce large credit concentrations as well as weak corporate loan demand. Deposits excluding CDs grew at a 20% annualized rate from the second quarter, another very strong quarter. This growth was achieved despite lowering our deposit account rates significantly at the beginning of the quarter. Reflecting the benefit of this strong growth in deposits, as well as their lower rate, our fully taxable equivalent net interest margin only declined one basis point, to 3.46%.

Credit quality trends were positive and in line with our expectations communicated to you last quarter. The net charge-off ratio declined 21 basis points to 64 basis points. Our loan loss reserve ratio decreased four basis points, as expected, due to the consolidation of the $1 billion of securitized auto loans back on the balance sheet with a lower relative loan loss reserve level. Non-performing assets increased slightly but were nevertheless in line with our previously announced expectations. Our reserves as a percent of non-performing assets, or NPA coverage ratio, increased 15 percentage points to a strong 270% level. This overall performance was in line with our expectations and we’re quite pleased with some of the trends we’re seeing. Let me now turn the presentation over to Mike who will provide additional details. Mike?

MICHAEL MCMENNAMIN, HUNTINGTON BANCSHARES VICE CHAIRMAN, TREASURER AND CFO: Thanks, Tom. Let me begin with an expanded discussion of today’s earnings restatement and other accounting actions. Turning to Slide 7 – Slide 7 summarizes the financial impacts of the announcements made on July 17 and today, which resulted in a total cumulative reduction in equity of $96 million, $30 million reflected in the July 17 earnings announcement and the $66 million announced today. While Tom has already detailed the components, they’re shown here again for reference. I’d like to note that 80% of this $96 million reduction in equity related to years 2000 and earlier.

The next slide provides additional detail by item of how this $96 million cumulative reduction in equity impacted prior period earnings. As Tom noted, and as shown at the bottom of this slide, three new timing errors were identified recently as part of our internal review of accounting practices. These consisted of the recognition of a gain on an interest rate swap initiated in 1992 and sold in 2000, and the income recognition on bank-owned life insurance in 2001 and 2002. These two corrections did not contribute to the cumulative reduction in equity as their timing impacts were all reflected within the time period shown. However, the third issue related to the timing of income recognition on a 1998 sale lease back transaction added $7 million to the cumulative impact.

You’ll recall that in our September 16 investor presentation, we revised our targeted tangible common equity ratio from 7% to a range of 6.5% to 6.75%. This is appropriate for several reasons, including — bringing back on the balance sheet a billion dollars of securitized auto loans does not change our risk profile on these loans; most of the loan growth over the last two years has been lower risk, residential mortgage and home equity loans; we’ve sold $1.1 billion of auto loans and have replaced these higher risk-weighted assets with lower risk investment securities; and we also reduced our large C&I credit exposures. We know investors could be concerned about how much the restatement would impact capital, and whether or not this would take our tangible common equity ratio below our revised 6.5% to 6.75% target level. You’ll recall that our tangible common equity ratio on June 30, as originally reported on July 17, was 7.31%. As noted here, the adoption of FIN 46 lowered this ratio 29 basis points, roughly consistent with our estimate of 30 basis points at the time. The restatement resulted in an additional 21 basis-point reduction with the remaining three basis point decline related to other factors. Importantly, our 6.78% tangible common equity ratio at quarter end remained above our 6.5% to 6.75% target.

Turning to slide 10, third quarter results address all accounting-related issues known to us related to the SEC investigation. In November, we anticipate filing an amended 2002 annual report on form 10-K/A as well as amended Form 10-Q/A’s for the first and second quarter of 2003. We will also file our third quarter 10-Q at that time. Let me now turn to a detailed review of the quarter’s financial performance by turning to Slide 12. The adoption of FIN 46 is treated as a cumulative effect of a change in accounting principle on our income statement. As shown in Slide 12, reported net income was $90.9 million, or $0.39 per share. Income before this cumulative effect was $104.2 million, or $0.45 per share. Given the one-time nature of this cumulative accounting change, we believe this is the amount that is more representative of our performance. There were three significant items in the quarter. First, and as previously announced, the quarter included a $13.1 million pre-tax, or $0.04 per share, gain from the sale of our four West Virginia branches. Second, and reflecting the rapid rise of interest rates during the quarter, we had a recovery of impairment of mortgage servicing rights, MSR’s. This totaled $17.8 million pre-tax, or $0.05, per share. You’ll recall over the four preceding quarters we had recorded a total of $19.2 million pre-tax of MSR temporary impairment charges as interest rates fell over that period. Also in the quarter, we had $4.1 million pre-tax, or $0.01 per share, of investment securities losses. As you know, we view investment securities as a natural balance sheet hedge against MSR valuation changes. I’ll have more to say on this in just a little bit.

With this introduction of key factors influencing third quarter results, the remaining slides are the ones we typically use to review our quarterly financial performance. Please note that there are additional slides in the appendix that give you more detailed information should you find that helpful.

Slide 13 is our typical highlights page. Tom has already noted most of the items for the third quarter, and since I’ll be covering them in more detail later, let’s move on to slide 14.

Slide 14 compares the income statement for the third quarter, second quarter and year ago quarter. Net interest income increased $18 million from the second quarter, including $7.9 million related to the $1 billion auto loan consolidation due to implementation of FIN 46. Excluding this impact, net interest income was up $10.1 million or five% from $202.4 million in the second quarter, and up 12% from $191.3 million in the year ago third quarter. Provision expense increased $2.4 million from the second quarter, and exceeded our net charge-offs by $18.8 million. Non-interest income declined $4.2 million reflecting a combination of mostly offsetting items that I’ll review in a moment. Non-interest expense increased $3.1 million, and again I’ll provide more detail on that in a moment.

The graphs on Slide 15 show the quarterly earnings trend in net income and earnings per share with the current quarter reflecting income before the cumulative effect of the change in accounting principle.

Slide 16 shows that third quarter net interest income on a fully taxable equivalent basis was up 16% from the year ago quarter, as well as shows the declining trend in the net interest margin in the last year. The right-hand side of the chart showing some of the factors that are driving net interest margin performance. Contributing to margin pressure is a continuing loan mix shift to lower rate yet higher quality loans as well as the growth in lower yielding investment securities, which is where the proceeds from the second quarter auto loan sale were invested. On the positive side, early in the third quarter we reduced the rates in our deposit accounts resulting in a decline in the average rate paid on our interest-bearing demand deposits, which include the popular money market account, to 1.04%, down 35 basis points from the second quarter average rate. This decline in pricing is expected to continue to benefit margin performance in coming quarters. We’re pleased with the moderation and downward pressure on our net interest margin this quarter, however we still remain concerned that there may be further, although modest, downward pressure in coming quarters.

Average loan and lease growth is highlighted on Slide 17. Obviously, the adoption of FIN 46, which added $1 billion back onto the balance sheet, significantly impacted some of these growth rates. Slide 18 was prepared to reconcile Slide 17’s reported growth rates to exclude the impact of the FIN 46 adoption. By looking first at Slide 17, let me make some comments regarding categories that are not impacted by the adoption of FIN 46. C&I loans, excluding small business loans, decreased at a 28% annualized rate reflecting the absence of any meaningful corporate credit demand as well as our continued effort to lower the level of exposures to large corporate credits. For example, shared national credits outstanding at September 30 were $776 million, down 50% from the $1.5 billion peak in the second quarter of 2001. And also during the quarter we had $150 million of payoffs on credits larger than $10 million. Small business loans, which are commercial loans made through our retail branch network, grew at a 7% annualized growth rate. This was down from the 12% growth rate in the second quarter but up 18% from the year ago quarter. This has been and will continue to be an area of emphasis for Huntington, and we’re pleased to see these results. Commercial real estate loans continued to grow at a double-digit rate. Total commercial, commercial real estate, and small business loans declined at a 4% annualized rate during the quarter compared with a 5% annualized growth rate in the second quarter, and 3% growth year-over-year.

Auto loans were impacted by FIN 46, and I’ll delay discussing this until we get to the next slide, in a moment. Auto direct financing leases averaged $1.6 billion in the third quarter, up $300 million from the second quarter, and up $1.1 billion from the year ago quarter. Remember this is a relatively young portfolio, as it only reflects leases made after April 2002. As this portfolio ages, its growth rate is expected to slow. Auto leases made prior to this period are classified as operating leases. Home equity loans and lines and residential mortgages continued their strong growth, were up 17% and 40% respectively on an annualized basis from the second quarter. Average operating lease assets continue to run-off, as all-new auto lease originations since April 2002 have been direct financing leases. This portfolio has declined from $2.6 billion in the year ago quarter to $1.6 billion in the current quarter.

Slide 18 takes the affected data shown in Slide 17 and excludes the FIN 46 impact of the consolidation of the $1 billion of securitized auto loans. Here you see that auto loans declined at an annualized 33% rate in the third quarter, comparable to the 32% decline in the second quarter. And that reflects the sale of $567 million of auto loans late in the second quarter and the sale of $556 million of auto loans late in the first quarter. There were no auto loan sales in the third quarter although we’re continuing to pursue the strategy of reducing the concentration of auto loans and leases. The remaining line items on this slide are loan category subtotals excluding the FIN 46 impact and show that, on this adjusted basis, loan growth in the third quarter generally reflected the same strong underlying growth rates in the second quarter.

Slide 19 should be familiar to you, total core deposits excluding retail CDs increased at a 20% annualized rate in the third quarter, the same as in the second quarter. This growth was again concentrated in interest-bearing demand, primarily money market accounts, which are up at a 30% annualized rate versus 36% in the second quarter. We were especially pleased that deposit growth continued to be strong despite our lowering deposit rates at the beginning of the quarter. Demand deposits are up 23% annualized rate.

Slide 20 reviews the trends in non-interest income. As a result of operating lease accounting, our largest non-interest income line item is operating lease income, which accounts for 43% of the total. Operating lease income was down 9% from the second quarter due to the decline in rental income as this portfolio continues to run off. Deposit service charges were up $1.4 million or 3% from the second quarter, mirroring the first quarter performance. This reflected a $0.9 million, or 4%, increase in consumer deposit service charges, mostly in NSF and overdraft fees, which were up 18% from the year ago quarter for the same reason. Commercial service charges increased $0.4 million, or 3%, from the second quarter and were up 4% from a year ago. Compared to the year ago quarter, total deposit service charges were up 12%. Brokerage and insurance income declined $0.4 million, or 3%, reflecting an 8% decline in annuity sales to $132 million during the quarter. Sales for the quarter are down $42 million from the record sales of $174 million in the first quarter. Partially offsetting this decline were increases in insurance product sales. Mutual fund revenue was essentially unchanged between quarters. Other service charges decline $0.9 million or 8% reflecting the impact of the national Visa debit card interchange fee settlement.

Mortgage banking income was up $23 million due to the current quarter’s $17.8 million mortgage servicing rights or MSR, impairment recovery, compared with $6.4 million of MSR impairment charges recognized in the second quarter. The recovery reflected the impact of the significant increase in interest rates in the third quarter on MSR valuation. We’ll have more on mortgage banking in just a minute. Comparisons between third and second quarter performance were also impacted by the fact that the third quarter had no auto loan sale gains compared with $11.6 million [(sic) $13.5 million] of such gains in the second quarter. Conversely, the third quarter included a $13.1 million gain on the sale of the four West Virginia branch offices. Third quarter results also included $4.1 million of securities losses. Investment securities are used as a partial hedge against changes in MSR valuation. Other income in the current quarter was down $6 million, or 20% [(sic) $4.2 million, or 15%], reflecting the elimination of securitization income as a result of the implementation of FIN 46, lower revenues on early automobile lease terminations, and lower trading gains during the quarter.

Given the volatility displayed in MSR valuations over the last five quarters we’ve added Slide 21 to the deck to help explain our philosophy regarding mortgage servicing rights. The first point I want to make is any MSR interest rate risk is fully incorporated in the overall interest rate risk management process at Huntington. Second, loan production is viewed as a hedge, albeit lagging, to MSR valuation changes. Third, and as mentioned just a moment ago, we view investment securities as a natural balance sheet hedge against changes in MSR valuations. As such, to the degree MSR impairment is recognized, this may be accompanied by securities gains or vice versa. Fourth, our analysis indicates MSR impairments to date have been temporary, not permanent impairments. The table at the bottom of the slide shows the last five quarters’ history of MSR impairments and recovery as well as securities gains and losses. The third quarter’s MSR impairment recovery of $17.8 million compared with the cumulative $19.2 million MSR impairment charges recognized over the prior four quarters.

Slide 22 details some statistics on our mortgage banking and servicing operations. Mortgage service for other investors totaled $6 billion at the end of September, up 88% from a year ago. As already mentioned, the current quarter had MSR impairment recovery of temporary impairment, $17.8 million. At the end of September, MSRs were valued at 107 basis points up from 72 basis points at the end of the second quarter. This shows how dramatically these asset valuations were impacted by the increase in interest rates and the resulting perspective slowdown in mortgage prepayments. During the first nine months of the year $5.2 billion of mortgages were originated.

Slide 23 details trends in Non-interest expense. Personnel cost increased $7.9 million or 8% from the second quarter. This increase reflected several items, including $3 million increase in expenses due to year-to-date pension settlements, $2 million increase over the second quarter in medical costs, $1.5 million higher sales commissions, and $1.5 million increase in incentive pay accruals. The continued decline of the operating lease portfolio is reflected in the $9.8 million or 10% decline in operating lease expenses. Outside services increased $1.4 million or 9%. Professional service expense was up $1.2 million or 13%. This category included $4.5 million associated with the SEC investigation, up from $0.8 million in the second quarter, bringing the year-to-date costs of this activity to $5.3 million. This increase was partially offset by a decline in consulting expense. Marketing expense was down $2.9 million. Also contributing to the variance between quarters was the second quarter’s $5.3 million release of restructuring reserves. Excluding the impact of the reserves released in the second quarter, Non-interest expense decreased $2.2 million or one percent from the second quarter level.

Let me review some of the recent credit trend highlights on Slide 24. These will be covered in more detail in just a minute. Non-performing asset ratio at 65 basis points was down from 70 basis points at the end of the second quarter. Net charge-offs were 64 basis points down from 85 basis points. Ninety-day plus delinquencies remained fairly steady in total although commercial delinquencies increased. Our loan loss ratio declined to 1.75% reflecting the impact of adding $1.0 billion of auto loans to the balance sheet at a relatively lower reserve ratio. Our NPA coverage ratio increased to 270% from 255%, up significantly from a year ago when it was 173%.

Slide 25 shows a trend in non-performing assets and how favorably last year’s fourth quarter credit actions impacted this level and how relatively flat they’ve been ever since.

Let me provide a little more non-performing asset detail in Slide 26. The ending balance was up $3.4 million from the end of June. Net inflows declined to $52 million with no individually significant credits in that number. Going forward, our expectations for the rest of the year are the same as have been outlined in the last quarter, namely that non-performing assets will continue to remain around the $130 to $140 million level.

The next slide shows the trends in net charge-off ratios over the last five quarters. As noted earlier, the total net charge-off ratio dropped to 64 basis points from 85 basis points. This is mostly due to a drop in C&I net charge-offs to 91 basis points from 189 basis points in the second quarter, which included the charge-off of one significant credit. In contrast, commercial real estate charge-offs increased to 36 basis points, primarily related to one credit totaling $2.2 million. Auto loan net charge-offs were 120 basis points for the quarter, up 14 basis points from the second quarter, primarily reflecting the impact of the first and second quarter loan sales on these numbers. These sold portfolios included a larger relative component of newer loans with inherently lower net charge-off rates than the total portfolio. As a result, and as noted during last quarter’s call, the first and second quarter loan sales were expected to increase the auto loan net charge-off ratios, all things being equal. The FIN 46 consolidation of $1 billion of securitized loans had no material impact on this quarter’s net charge-off ratio. The increase during the quarter also reflected the normal seasonal increase in losses.

Slides 28 and 29 show the trends in 30-plus and 90-plus day delinquencies for commercial and consumer loans respectively. As shown on slide 28, commercial 30-plus day delinquencies have been trending down for both C&I and commercial real estate portfolios. The right-hand graph shows that on the 90-plus day measurement commercial real estate delinquencies remain steady, although C&I delinquencies have been trending upward. The increase in the 90-plus day delinquency ratio for C&I loans reflected some impact of declining balances. Like slide 28 this next slide shows 30-plus and 90-plus day delinquencies for consumer loans, both trending downward.

Slide 30 recaps the trend in the loan loss reserve which is previously noted declined to 1.75% of loans and leases compared to 1.7% at the end of the prior quarter, the decline in the ratio was caused by the consolidation of the billion dollars of auto loans back on the books with an accompanying 1.01% reserve. Third quarter provision expense exceeded net charge-offs by $18.8 million.

Let me just close with some brief comments regarding capital. If you turn to Slide 31, you’ll notice that our tangible equity-to-asset ratio as of September 30 was 6.78% down from 7.07% at June 30. This is still above our 6.50% to 6.75% target level after including the total $96 million cumulative reduction to equity related to the restatements, as well as the impact from the adoption of FIN 46. We’ve added to this table our tangible equity to risk-weighted asset ratio. I think it’s important to note that although our tangible equity ratio has declined, on a risk-weighted basis this is a second consecutive quarterly increase. And this is not surprising when you consider that the majority of assets we’ve been putting on our books in recent quarters are primarily low-risk weighted assets including home equity loans, residential mortgages, and investment securities. During the quarter, we did not repurchase any shares. At September 30, there were still 3.9 million shares left under the current authorization. This completes my formal remarks; let me turn the meeting back over to Tom for his closing comments.

HOAGLIN: Thanks, Mike. Let me use Slide 33 to close with a comment regarding our EPS guidance. As you know we’ve been in the practice of providing earnings guidance when it’s appropriate and we have no plans to change that. Going forward, any EPS guidance we give is going to be on a GAAP, or reported, basis. Of course we’ll continue to give you a breakdown of significant factors included in our guidance. For example, if we’re expecting a gain such as the one this quarter from the sale of our West Virginia banking offices it will be included in our guidance, doing this will help make clear what is or is not included in our guidance. We found analysts do not always agree either with us or with other analysts as to what should or should not be included as earnings in their valuation models. By providing guidance on a GAAP, or reported, basis analysts and investors can make that determination on their own. As shown on this slide, the sum of the GAAP earnings for the first nine months totals to $1.20, the year-to-date rounds to $1.21. It’s our expectation that fourth quarter results on a GAAP basis will be between 37 cents and 38 cents per share, this guidance is consistent with what our view of the quarter has pretty much been throughout the year, so no real change. This completes our prepared remarks. Mike, Nick Stanutz, Tim Barber, Jay and I will be happy to take your questions. Let me now turn the meeting over to the operator who will provide instructions in conducting the question and answer period. Operator?

OPERATOR: Thank you. Ladies and gentlemen, if you do have a question at this time, please press the one key on your touch-tone telephone. If your question has been answered or you wish to remove yourself from the queue, you may press the pound key. Again ladies and gentleman, if you do have a question, please press the one key. One moment for questions. Our first question comes from Roger Lister from Morgan Stanley. Please go ahead.

ROGER LISTER, MORGAN STANLEY ANALYST: I wonder if you would give us a little bit more detail on growth in deposits. What’s happening with business deposits?

MCMENNAMIN: This is Mike McMennamin. Business demand deposits have been very strong. I don’t have the actual breakdown as we speak right this second but they have been strong. Part of that is a function of the low level of interest rates that we are at right now. So lots of customers are keeping funds in deposits to meet their service charge needs as opposed to paying service charges. The total commercial banking deposit growth year-over-year third quarter versus the year ago third quarter is up 15%. And in the last quarter, it was a significant contributor. It actually increased at an annualized growth rate of 46%. That’s been a significant contributor to our total core deposit growth.

LISTER: Turning to the NPAs and the C&I, the up-tick in the C&I levels, can you give us any more color in terms of regional variations in that? You talked about some decline in outstandings and that was driving up the C&I ratio. And the other issue is, are you having any more success in converting non-performers into performing loans through restructuring?

MCMENNAMIN: I think if you turn to Slide 26, you can see one of the line items there shows the return of non-performing loans to accruing status. We really did not have any success in the last quarter on that. It was $10 million of loans in the second quarter returned to accruing status, $6 million in the first quarter and $13 million in the fourth quarter. As I said, in the current quarter, we didn’t have any success in that activity. There really is no regional trend in terms of the new non-performers. They went up $3 million so it really was not a significant increase. They continue to be reasonably well diversified. We do have more of our non-performers tend to be in the northern Ohio area where manufacturing is a more significant component of the local economy.

LISTER: Thank you.

OPERATOR: Thank you. And our next question comes from Ed Najarian of Merrill Lynch. Please go ahead.

ED NAJARIAN, MERRILL LYNCH ANALYST: Good afternoon, guys.

HOAGLIN: Hi Ed.

NAJARIJIAN: Two quick questions. Number 1, is there any place where you outline, you know, what you call significant items or what I would call maybe one-time items on a nine-month restated basis so we can try to do this determination of operating for ourselves? If there is that, if you could just point me to where that might be. And secondarily, just to follow-up on Roger’s question, when we were at the investor conference in September, I think one of the things that came out was checking account growth running at about a one percent annualized rate. I was wondering if that number had accelerated at all in the third quarter? Thank you.

MCMENNAMIN: Ed, we don’t have a nine-month quarter-by-quarter analysis. I think we will add that to our slide deck. I can tell you the significant items. At the risk of missing one or two, the significant items that you might view as material in the first and second quarter, we had auto loan sales that were approximately $0.02 per share and $0.03 per share, respectively for gains. In the third quarter we had the branch sale, which was $0.04. We had the MSR recovery, which you may or may not view as significant, as $0.05. Security losses were $0.01 in the third quarter. And we had the adoption of FIN 46 in the third quarter, which was $0.06. We’ll prepare a schedule going forward to address those issues so you’ve got a little bit better reconciliation.

HOAGLIN: Ed, this is Tom. While it’s certainly true that we recognized gains on loan sales in the first and second quarter, as you know, our game plan is to do this on somewhat of a regular basis. So we do not regard those as one-time events. And you know, it’s hard to predict exactly when we will do those. It’s well for us to highlight those for you, but because we see ourselves as eventually more of an originator and seller and servicer, that’s a bit of a part of our business.

MCMENNAMIN: Ed you asked about checking accounts. I think they were relatively flat during the quarter. There was no significant change versus what we had presented at the September 16 conference.

NAJARIJIAN: OK, great. Thank you, guys.

OPERATOR: Thank you. Our next question comes from Robert Hughes of KBW. Please go ahead.

ROBERT HUGHES, KBW ANALYST: Hi guys.

HOAGLIN: Hi Robert

HUGHES: A couple of questions. If you could give us a quick update on your MSR valuation allowance that still remains. Can you tell us how much there is left? And to what extent you think the full amount might be recoverable in future periods?

MCMENNAMIN: Robert, there’s $9 million left. If you tell me what’s going to happen to interest rates I’ll tell you what’s going to happen to the recovery.

HUGHES: Sure. But you haven’t taken any permanent impairments to date, right?

MCMENNAMIN: That’s correct.

HUGHES: OK. Secondly, at page 55 in the appendix, just curious if you could explain the significant shift in your economic value at risk in the third quarter?

MCMENNAMIN: We’ve obviously had some significant increases in interest rates in the third quarter. There are a number of factors that are contributing to this. Just to jog your memory, this in essence represents marking the entire balance sheet to market, both assets and liabilities. In our case we subject it to a 200 basis-point increase in rates. One of the factors that contributes to this increase is the so-called negative convexity of mortgage and mortgage-related investments. Where, as interest rates rise, the maturity or the duration of the mortgages or mortgage-backed securities you own also increases, which is one reason that they’re not a particularly good investment product for a bank or loan product. Most of the mortgages that we have put on our balance sheet over the last couple of years have been three-one and five-one adjustable rate mortgages but those mortgages and mortgage-backed securities we own in essence extended out in maturity versus what we had them at in the end of June. So that was one factor.

We did lengthen out a little bit on some of the maturities of our investment securities in the third quarter, which would have contributed to that also. As you know, we’ve got a relatively sharp up-sloping yield curve. Another factor is the model that we use had the impact of shortening somewhat the assumed duration of some of the money market deposit accounts versus what was used in the earlier quarters. So those are the primary factors that contributed to that extension. If you look on the left side of that chart, at — how we model our net interest income at risk given a change of a parallel shift in the yield curve of 2%, the net interest income at risk is a gradual 200 basis-points — in other words an increase over the course of a year, there you get a significantly different picture. You see that our net interest income would be down a little bit less than one percent and is consistent with the trends of recent quarters.

HUGHES: OK. Thanks, Mike. And final question and I apologize if you’ve already responded to this to some degree, I joined a little bit late but what kind of commentary can you provide on what you’re seeing in the Midwest economy and in terms of commercial loan demand? To me, based on the numbers we’re seeing it doesn’t appear to be that positive but what can you tell us?

HOAGLIN: Robert, Tom Hoaglin. Still soft, still relatively weak. Our portion of the Midwest, as you know, is to a significant degree manufacturing-related. We don’t believe it is getting softer out here, but neither have we seen a clear sign of noticeable up-tick in the economy. So we feel actually pretty good about what’s been happening in our commercial portfolio from a balance sheet standpoint, when you exclude the kind of conscious determinations we’ve made to reduce our exposure to very large dollar credits. As you know, that’s been something we’ve been working on for some time. So excluding that, I think we’re holding our own but there’s no question that the economy is soft and loan demand continues to be pretty weak.

MCMENNAMIN: Robert, it’s hard for us to decompose the decline in our commercial portfolio in the last quarter between the conscious decisions to try to exit some of the large credits, and what’s going on in the economy. But I think it’s more of the former than the latter. We view the reduction in our balances, given the size of the credits where we’re reducing exposure, we view that as a positive rather than a negative right now. Normally you’d view a decline of that magnitude as a negative factor. I think we’re viewing it the other way.

HUGHES: Sure. One final question, I apologize, if I could just squeeze it in. What kind of competition are you seeing among your peers for higher quality smaller sized commercial credits and how do you perceive that impacting spreads going forward?

HOAGLIN: Let’s ask Tim Barber on our credit side to respond to you directly.

HUGHES: Thanks.

TIM BARBER, HUNTINGTON BANCSHARES SENIOR VICE PERSIDENT OF CREDIT RISK MANAGEMENT: I think in the small end we’re seeing high competition. It’s intense, virtually all of the banks in our marketplace are looking at small business as a growth opportunity, and a major focus. So it’s intense today.

HOAGLIN: I think we’re also seeing strong price competition at the larger end of the market also.

HUGHES: All right. Thank you, guys.

OPERATOR: Thank you. And again, ladies and gentlemen, if you do have a question at this time please press the one key. And, our next question comes from Fred Cummings of McDonald Investments, please go ahead.

FRED CUMMINGS, MCDONALD’S INVESTMENTS INC. ANALYST: Yes, good afternoon.

HOAGLIN: Hi, Fred.

CUMMINGS: Two quick questions. Mike, first on mortgage banking. Can you give the remaining, say, $12 million or so of revenue, can you give us a breakout of what origination fees were and what the servicing revenue component was? If you don’t have it right in front of you, you can get back to me on that.

MCMENNAMIN: I’d rather get back to you. I’m going to struggle to put my hands on it right this minute. We’ll get back to you on that.

CUMMINGS That’s fine. Then as it relates to your margin, it clearly, I think, based on what you said in September, the margin held up better than expected. On a go-forward basis you pointed out some possible pressures there. But what’s your outlook on that, Mike, for the margin? Does it gradually decline from here?

MCMENNAMIN: Well, the industry and Huntington has suffered some real compression obviously in the last year or so as we’ve tried to deal with these low levels of interest rates. I think if you looked in our analyst package on page three, which just shows some of the detail by portfolio, the individual rates on the individual asset and liability portfolio, I think you have some reason to be cautiously optimistic. And, that the rates of decline, the decline in yields on some components of these fixed-rate components of the portfolio, have moderated pretty significantly. They’re still going down a little bit, but they’ve moderated significantly. I think we’re just trying to be cautious on this, Fred.

I think that probably there’s a little more pressure that comes in the margin but I don’t think we’re going to see anyplace near the kind of pressure that we’ve seen in the last 12 months. One of the factors that happens here is as long as you have fixed-rate loans being prepaid or repaid, being replaced by new fixed-rate loans that are lower absolute rate, which for the most part they are, you’re going to have downward pressure on the asset side of your margin. We’ve made great progress in the last 90 days in re-pricing if you will some of our liabilities on the deposit side but that’s more difficult to do in this environment of low rates. So on balance, I think you probably have a little bit more downward pressure but I think it’s moderating versus the trend we’ve seen in the last three or four quarters.

CUMMINGS: OK. And then lastly, you all alluded to, I think, $4.5 million of expenses associated with the SEC investigation. Do you see that number moving higher in subsequent quarters? And I’d imagine these are expenses that at some point will, you know, disappear after the investigation’s completed?

HOAGLIN: Fred, this is Tom. We certainly feel that post the conclusion of the investigation there won’t be these expenses. Because the investigation is not closed, even though we have addressed all the issues that we know about, it’s hard to predict what our ongoing expense rate is going to be. But there will certainly be ongoing legal expenses at some level. We’d like to think that we’ve peaked in that regard, but it is hard to predict. But no question that down the road at some point in time, these expenses won’t be there.

CUMMINGS: OK. Thank you.

OPERATOR: Thank you. Our next question comes from David Hilder of Bear Stearns. Please go ahead.

DAVID HILDER, BEAR STEARNS ANALYST: Good afternoon. Did the cumulative restatement in your equity have a corresponding benefit of any magnitude to the operating numbers in the third quarter? And is there any way to quantify that?

MCMENNAMIN: It’s hard to quantify it, David. When we look at the impact of the total impact of the restatements, and the retroactive application of deferral accounting versus where we were, let’s say, three-quarters ago, when we compare ourselves to where we were before, we were applying the deferral accounting, I think that the impact is very insignificant. I think it basically is about a push versus where we were, let’s say, three or four quarters ago before we applied the deferral accounting.

HILDER: Ok. Thank you.

OPERATOR: Thank you. I’m not showing any further questions at this time.

GOULD: OK, Chris, this is Jay Gould, I want to thank all of you for participating again this quarter. If you have follow-up questions please give myself or Susan a call. Thank you again.

OPERATOR: Thank you ladies and gentlemen for your participation in today’s conference and this concludes the conference. You may disconnect at this time and have a great day.

END